EXHIBIT 23.2



              CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS


     We hereby consent to the incorporation by reference into the Amendment No.2 to the Registration Statement on Form S-1 being filed by Saba Petroleum Company (the "Company") of all references to our firm and to the use of information from our report dated March 12, 1998, setting forth our estimates of certain of the Company's proved oil and gas reserves, as of December 31, 1997, in the United States and Colombia. We hereby further consent to the reference to our firm under the heading "Experts" and such Registration Statement.

NETHERLAND, SEWELL AND ASSOCIATES, INC.


      /s/ Frederick D. Sewell
By: _________________________________________
      Frederick D. Sewell
      President

Dallas, Texas
December 9, 1998